Exhibit 5.1

EVgo Inc.	New York
11835 West Olympic Boulevard, Suite 900E
Los Angeles, CA 90064	601 Lexington Avenue, 31st Floor
New York, NY 10022

T +1 (212) 277-4000

freshfields.u
May 22, 2023
Doc ID - US-LEGAL-11973919/2
Our Ref - 177255-0007

Ladies and Gentlemen:

EVgo Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-266753) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including up to 33,823,529 shares of its Class A common stock, par value $0.0001 per share (the “Securities”) to be sold pursuant to the Underwriting Agreement dated May 17, 2023 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”). The Securities include 4,411,764 shares that the Underwriters have the option to purchase pursuant to the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Securities will be validly issued, fully paid and non-assessable.

Freshfields Bruckhaus Deringer is an international legal practice operating through Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields Bruckhaus Deringer (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

EVgo Inc.

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We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement relating to the Securities, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP